Exhibit 99.1

Contact:	Mike Schuh	(425) 951-1428
	Anne Bugge	(206) 972-1378

SONOSITE 2007 REVENUE GROWS 20% TO $205.1 MILLION
2007 Operating Income Grows 16%

BOTHELL, WA -- February 14, 2008-- SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in point-of-care, hand-carried ultrasound, today announced financial results for the fourth quarter and full year ended December 31, 2007.

Worldwide revenue in the fourth quarter of 2007 grew 19% to $64.8 million compared with $54.4 million in the fourth quarter of 2006.  For the full year of 2007, worldwide revenue grew 20% to $205.1 million compared with $171.1 million for 2006.

SonoSite reported net income of $4.3 million or $0.25 per diluted share for the fourth quarter of 2007 compared with net income of $5.8 million or $0.34 per diluted share in the fourth quarter of 2006.  The 2007 comparison with 2006 was impacted by SonoSite's effective tax rate of 40% in the fourth quarter of 2007 compared with 1% in the fourth quarter of 2006. Income taxes are largely a non-cash expense due to unused net operating loss carryforwards.

For the full year of 2007, SonoSite reported net income of $6.9 million or $0.40 per diluted share compared with net income of $7.2 million or $0.43 per diluted share in the prior year.  The 2007 comparison was impacted by the company's tax rate of 38% for the year compared to 8% for the full year of 2006.

"The fourth quarter capped a year of steadily improving execution and culminated with the largest new product introduction in our history," said Kevin M. Goodwin, President and CEO. "The early success of our M-Turbo (TM) system and S Series (TM) ultrasound tools added momentum to our fourth quarter growth and positions us solidly for 2008."

"Increased expenses for pending patent litigation inflated G&A expense, which alongside a planned step-up in R&D investment, affected overall bottom-line progress," Mr. Goodwin said. "Importantly, the R&D investment has positioned SonoSite to open new market opportunities in 2008.  We are pleased that even with a $4.0 million increase in legal expenses, we grew operating income 16% for 2007."

During the fourth quarter of 2007, US revenue grew 18% to $32.8 million and accounted for 51% of total revenue. International revenue grew 21% to $32.0 million.

For the year, US revenue grew approximately 16%, accounting for 51% of total year revenue. International revenue grew 24% for the year. Changes in foreign currency rates increased worldwide revenue by approximately 3% in the fourth quarter and 2% for the year.

"We continued to take steps during 2007 to increase our global presence and opened new subsidiaries in India and Italy, bringing us to ten international subsidiaries," Mr. Goodwin said.

"In the US, we saw strong progress in our direct hospital channel, which grew revenue approximately 25% in the quarter," Mr. Goodwin said. "Although our physician office channel partner improved performance as we moved through the year, sales were down in the segment on a year-over-year basis. At year-end, we decided to bring the office channel in-house and integrate the office sales representatives with our direct sales team. We now have 70 sales territories in the US."

Operating expenses in the fourth quarter increased 19% to $39.6 million and 18% for the full year to $138.1 million. Changes in foreign currency rates increased expenses by 2% for both the quarter and the year.

As of December 31, 2007, cash and investments totaled $309.8 million.  Cash and investments increased by $14.2 million for the year, net of the proceeds of the convertible senior note financing. Days sales outstanding decreased by four days compared to the prior year due to improved collections worldwide. Inventories increased by $6.7 million for the year.

Company Outlook for 2008

The company updated its outlook for the full year 2008. SonoSite continues to target revenue growth of approximately 15% for the year and an operating margin of 7-8%, which includes estimated expenses for pending litigation. R&D expenses are expected to be approximately 12% of revenue while SG&A expenses are targeted at approximately 49 - 50% of revenue. The company expects other income to approximate $5 million and to have a tax rate of approximately 38% for the year. Diluted shares outstanding are expected to be in a range of 17.5 - 17.8 million.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning February 14, 2008, at 4:30 pm (PT) until March 13, 2008, at 10:00 pm (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 9103418 is required to access the replay.  The call will also be archived on SonoSite's website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.    Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007 on the market price of our common stock, and as well as other factors contained in the Item 1A. "Risk Factors" section of our most recent Annual Report on Form 10-K, as updated by our most recent quarterly reports filed on Form 10-Q filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$64,835	$54,353	$205,068	$171,083
Cost of revenue	19,687	16,140	62,505	49,673

Gross margin	45,148	38,213	142,563	121,410
Gross margin percentage	69.6%	70.3%	69.5%	71.0%

Operating expenses:
Research and development	6,234	6,126	25,872	20,183
Sales and marketing	26,200	22,746	91,054	81,631
General and administrative	7,145	4,491	21,186	15,760

Total operating expenses	39,579	33,363	138,112	117,574

Other income, net	1,522	1,060	6,565	3,977

Income before income taxes	7,091	5,910	11,016	7,813

Income tax provision	2,838	85	4,132	582

Net income	$4,253	$5,825	$6,884	$7,231

Net income per share:
Basic	$0.25	$0.35	$0.41	$0.44

Diluted	$0.25	$0.34	$0.40	$0.43

Weighted average common and potential
common shares outstanding:
Basic	16,723	16,409	16,621	16,274

Diluted	17,350	16,918	17,168	16,857

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	December 31, 2007	December 31, 2006

Cash and cash equivalents	$188,701	$45,673
Short-term investment securities	119,873	38,428
Accounts receivable, net	60,954	52,838
Inventories	29,740	23,020
Deferred income taxes, current	13,138	7,684
Prepaid expenses and other current assets	7,759	4,821

Total current assets	420,165	172,464

Property and equipment, net	10,133	10,752
Investment securities	1,257	3,014
Deferred income taxes	12,959	20,113
Intangible assets, net	16,346	3,864
Other assets	9,521	1,687

Total assets	$470,381	$211,894

Accounts payable	$8,868	$6,450
Accrued expenses	24,431	15,459
Deferred revenue, current portion	3,502	3,253
Deferred tax liability, current portion	115	--

Total current liabilities	36,916	25,162

Long-term debt	225,000	--
Deferred tax liability	4,528	384
Other liabilities, net of current portion	11,075	5,317

Total liabilities	277,519	30,863

Shareholders' equity:
Common stock and additional paid-in capital	236,325	231,551
Accumulated deficit	(44,893)	(51,777)
Accumulated other comprehensive income	1,430	1,257

Total shareholders' equity	192,862	181,031

Total liabilities and shareholders' equity	$470,381	$211,894